Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE ANNOUNCES OFFERING OF COMMON STOCK

Woburn, MA, June 14, 2007 — ArQule, Inc. (“ArQule” or the “Company”) (NASDAQ: ARQL) announced today the pricing of an underwritten public offering of 7,000,000 shares of its common stock at a public offering price of $7.75 per share.  All of the shares are being offered by ArQule pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (“SEC”).  In connection with this offering, ArQule has granted a 30-day option to the underwriters to purchase up to 1,050,000 additional shares of common stock at the public offering price to cover over-allotments, if any.

UBS Investment Bank and CIBC World Markets are acting as joint book-running managers for this offering.  Leerink Swann & Company, Fortis Securities LLC and Rodman & Renshaw, LLC are co-managers.

Copies of the prospectus supplement may be obtained from UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, Toll Free 888-827-7275, or from CIBC World Markets Corp., Attn: USE Prospectus Department, 425 Lexington Avenue, 5th Floor, New York, NY 10017, Toll Free 866-895-5637; or via email to useprospectus@us.cibc.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy® (ACT).  The Cancer Survival Protein modulation platform has generated a clinical-stage product that mediates its effects by inhibiting the activity of a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Hoffman-La Roche. For more information, please visit www.arqule.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s potential future financing plans, including with respect to the Company’s public offering.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could materially impact forward-looking statements, such as market conditions and related risks and the progress of the Company’s clinical programs. You should consider the risk factors identified in the preliminary prospectus supplement and accompanying prospectus, and in our SEC filings, including the Forms 10-K and 10-Q and in other SEC filings.  The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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